Filed Pursuant to Rule 424(B)(3)
Registration No. 333-150337
Prospectus Supplement

2,066,680 Shares
CHINA CABLECOM HOLDINGS, LTD.
Ordinary Shares

This prospectus supplement, dated May 20, 2008, supplements the prospectus dated May 2, 2008 of China Cablecom Holdings, Ltd., relating to the resale by selling shareholders of China Cablecom Holdings, Ltd. of up to 2,066,680 shares of our ordinary shares, $.0005 par value (“Ordinary Shares”). You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR ORDINARY SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16 UNDER
THE SECURITIES EXCHANGE ACT OF 1934

For the Month of May 2008

Commission File No. 000-53222

China Cablecom Holdings, Ltd.

1 Grand Gateway
1 Hongqian Road
Shanghai, 200030
People’s Republic of China
(86) 21 6207-9731

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES.)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.
Form 20-F ☒  Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

Indicate by check mark whether the registrant by furnishing the information contained in this form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.
Yes ☐    No ☐

If “Yes” marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82-________

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On May 12, 2008, China Cablecom Holdings, Ltd. (the “Registrant”) issued a press release announcing changes in the composition of its board of directors which resulted in the Registrant meeting the definition of a “foreign private issuer” under the rules and regulations of the Securities and Exchange Commission. The resignation of certain directors that might be viewed as US persons within the meaning of such rules and regulations and appointment of individuals in replacement thereof that are non-US persons are disclosed in the press release attached hereto as Exhibit 99.1.

On May 12, 2008, the Registrant issued a press release disclosing that it has entered into a framework agreement with Hubei Chutian Broadcasting and Television Networks Co., Ltd., a local state-owned enterprise (“Hubei Broadcasting”) owned by the Hubei branches of China's State Administration of Radio Film and Television (“SARFT”), to establish a cable TV operation joint venture and enjoy a 60% economic interest in that joint venture.

The framework agreement has been executed by authorized representatives of the two companies, although the formal corporate authorizations are still pending and require provincial SARFT branch’s final approval, which is expected to be forthcoming following completion of required appraisals. The acquisition is expected to close in two phases. Phase one represents an acquisition of  approximately 800,000 paying subscribers and is expected to close following further due diligence and execution of definitive agreements (as well as certain governmental approvals) within 30 days. Phase two represents a further acquisition of approximately  800,000 paying subscribers and is pending further due diligence and execution of definitive agreements. Financial terms of the proposed transaction include support obligations of the Registrant regarding the joint venture due upon completion of phase one and phase two, respectively. The Registrant anticipates providing further details on this proposed transaction in the coming weeks upon execution of the definitive implementing agreements.

The Registrant further announced the consummation of a convertible debt financing with current and new investors involving the issuance of an aggregate of $43.175 million principal amount at maturity of secured convertible notes and approximately 1.525 million ordinary shares to assist in securing its acquisition of Hubei Broadcasting. Interest was prepaid at closing, resulting in net proceeds (excluding existing investors who reinvested principal and interest repayments in the new issuance) to the Registrant of approximately $25.8 million. Chardan Capital Markets, LLC, Lazard Frères & Co. LLC and Roth Capital Partners , LLC acted as co-placement agents.

The 3-year senior secured convertible notes bear an interest rate of 9.99% per annum and are secured by a pledge of the stock of the Registrant’s wholly-owned subsidiary (“China Cablecom Ltd.”) and all other assets owned by the Registrant outside of the People’s Republic of China. The notes are convertible into shares of the Registrant’s ordinary shares at a conversion price of $9.50 per share and are guaranteed by China Cablecom Ltd. as the principal, interest and all other amounts due thereunder. In addition, the Registrant issued approximately 1.525 million ordinary shares to the investors and is obligated to issue an additional approximate 125,000 shares if the notes are not repaid upon the first anniversary of the closing and an additional approximate 300,000 shares if the notes are not repaid upon the second anniversary of the closing. Additionally, the Registrant has the ability to prepay the notes for a total of $34 million upon the first anniversary of their issuance and any time thereafter at pre payment amounts equal to such amount plus additional amounts equal to approximately 10 5/8% of the principal amount of maturity per annum of such notes, based on the number of days from such first anniversary to such date of pre payment. To the extent that the Registrant calls its outstanding warrants, it is required to repay the notes with the net proceeds from such warrant exercise.

A copy of both Press Releases are attached hereto as Exhibits 99.1 and 99.2.

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated May 12, 2008.
99.2	Press Release dated May 12, 2008.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

China Cablecom Holdings, Ltd

By:	/s/ Clive Ng
Name:	Clive Ng
Title:	Executive Chairman
Dated: May 19, 2008

Exhibit 99.1

Press Release	Source: China Cablecom Holdings, Ltd.

China Cablecom Holdings Announces Board Changes and Status as "Foreign Private Issuer" for US SEC Purposes

Monday May 12, 8:15 am ET

SHANGHAI, PEOPLE'S REPUBLIC OF CHINA--(MARKET WIRE)--May 12, 2008 -- China Cablecom Holdings, Ltd. ("China Cablecom") (OTC BB:CCCHF.OB - News) (OTC BB:CCCZF.OB - News) (OTC BB:CCCWF.OB - News), a joint-venture provider of cable television services in the People's Republic of China (PRC), today announced changes in the members of its Board of Directors and the achievement of the status of "foreign private issuer" for purposes of the rules and regulations of the US Securities and Exchange Commission. Mr. Pierre Suhandinata, Chairman and Chief Executive Officer and also Co-Founder of ACCESS China Inc., and Mr. Richard Yee Ming Eu, Group CEO of Eu Yang Sang International Ltd., have been appointed to serve as members of the board replacing Mr. Simon Bax and Mr. Alex Zubillaga whose resignations were announced simultaneously. Additionally, Messrs. Bax and Zubillaga are each being invited to serve in a senior ongoing advisory role with China Cablecom.

"We look forward to working with our newly appointed board members to ensure that our company is able to fairly represent the interests of all our shareholders and look forward to their guidance as the company enters a new era of digital TV broadcasting," said Clive Ng, founder and Executive Chairman of China Cablecom. "On behalf of the Board of Directors and China Cablecom's management, I would also like to extend our deep appreciation and sincere thanks to Mr. Bax and Mr. Zubillaga for their extensive contributions, hard work, dedication and service to the Company to date, and look forward to continuing to work with Alex as our non-executive Vice Chairman/Strategic Development and with Simon as our Global Industry Advisor."

Mr. Pierre Suhandinata currently serves as Chairman and Chief Executive Officer and Co-founder of ACCESS China Inc., a global provider of mobile content delivery and access technologies for information appliances. Mr. Suhandinata brings to China Cablecom over 15 years of successful investment and management experience in multinational companies across several countries. Prior to ACCESS, after several years as an engineer working in Japan, and as a Management Consultant with The Boston Consulting Group in South-East Asia, Mr. Suhandinata was Vice President at H&Q Asia Pacific, a leading US affiliated Asian private equity firm, involved in investment transactions totaling over US$ 300 million. During that time Mr. Suhandinata led a minority investment and board participation in ACCESS Japan, and contributed to its successful IPO on the Tokyo Stock Exchange. Mr. Suhandinata holds an MBA from the European Institute of Business Administration (INSEAD), and a Bachelor of Science in Electrical Engineering from the University of Southern California. Mr. Suhandinata is a Chinese national who was raised in France and Singapore. He speaks fluent French and English, and is verbally proficient in Mandarin, Japanese, and Indonesian.

Mr. Richard Yee Ming Eu is the Group CEO of Eu Yang Sang International Ltd, an investment holding company that engages in the manufacture, distribution, and sale of Chinese herbs, Chinese proprietary medicines, and health foods. Mr. Richard Yee Ming Eu brings with him a wealth of leadership and management expertise through his appointments at Haw Par Brothers International Ltd, Dataprep Group, Metro Holdings Ltd and Intervest Capital Management Pte Ltd, among many other companies. Presently, he also serves on the boards of the Hong Kong Singapore Business Association, Broadway Industrial Group Limited, Harry's Holdings Ltd and Governing Council for the Singapore Institute of Management.

1

About China Cablecom Holdings

China Cablecom Holdings is a joint-venture provider of cable television services in the People's Republic of China, operating in partnership with a local state-owned enterprise ("SOE") authorized by the PRC government to control the distribution of cable TV services. China Cablecom originally acquired operating rights of the network it currently operates in Binzhou, Shandong Province in September 2007 by entering into a series of asset purchase and services agreements with a company organized by SOEs owned directly or indirectly by local branches of SARFT in five different municipalities to serve as a holding company of the relevant businesses. Binzhou Broadcasting operates a cable network with approximately 411,246 paying subscribers as of December 31, 2007. China Cablecom Holdings' strategy is to replicate the acquisition by operating partnership models in other municipalities in Shandong Province in the PRC and then introducing operating efficiencies and increasing service offerings in the networks it operates.

Safe Harbor Statement

The matters discussed in this press release contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this presentation and in the Company's other written and oral reports are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. Any forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and developments in the industry may differ materially from those made in or suggested by the forward-looking statements contained herein. These forward-looking statements are subject to numerous risks, uncertainties and assumptions. The forward-looking statements herein speak only as of the date stated herein and might not occur in light of these risks, uncertainties, and assumptions. China Cablecom Holdings undertakes no obligation and disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider these factors as well as the additional risk factors outlined in the filings that China Cablecom Holdings makes with the U.S. Securities and Exchange Commission, including the Registration Statement on Form S-4 filed on March 21, 2008.

Contact:
Investor Relations
HC International, Inc.
Ted Haberfield, Executive VP
Phone: +1-760-755-2716
E-mail: mailto:thaberfield@HCInternational.netthaberfield@HCInternational.net

China Cablecom Holdings, Ltd.
http://www.chinacablecom.net/http://www.chinacablecom.net

CONTACT:
Colin Sung
(+86 21 6407 9731)
Email: mailto:colin@chinacablecom.netcolin@chinacablecom.net

Source: China Cablecom Holdings, Ltd.

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Exhibit 99.2

Press Release	Source: China Cablecom Holdings, Ltd.

China Cablecom Holdings Announces Framework Agreement to Acquire a 60% Economic Interest in Hubei Chutian Video & Information Network

Monday May 12, 8:30 am ET

Acquisition Will Add 1.6 Million Paying Subscribers in Two Phases; $43.175 Million Private Placement Accelerates Acquisition Strategy; China Cablecom's Network to Increase to Over 2.0 Million Subscribers; Expands China Cablecom's Footprint Beyond Shandong Province

SHANGHAI, PEOPLE'S REPUBLIC OF CHINA--(MARKET WIRE)--May 12, 2008 -- China Cablecom Holdings, Ltd. ("China Cablecom") (OTC BB:CCCHF.OB - News) (OTC BB:CCCZF.OB - News) (OTC BB:CCCWF.OB - News), a joint-venture provider of cable television services in the People's Republic of China (PRC), announced that it has entered into a framework agreement with Hubei Chutian Broadcasting and Television Networks Co., Ltd., a local state-owned enterprise ("Hubei Broadcasting") owned by the Hubei branches of China's State Administration of Radio Film and Television ("SARFT"), to establish a cable TV operation joint venture and enjoy 60% economic interest in that joint venture.

Hubei Broadcasting located in the Hubei province in central China controls over 30 cable network systems, which serve a population base of 60.3 million. The Hubei Broadcasting cable network has passed 4.5 million homes and has 3.0 million paying subscribers. The average revenue per user (ARPU), a key metric used in the cable industry to measure operating and financial performance, is approximately $2.20 per month.

The framework agreement has been executed by authorized representatives of the two companies, although the formal corporate authorizations are still pending and require provincial SARFT branch's final approval, which is expected to be forthcoming following completion of required appraisals. The acquisition is expected to close in 2 phases. Phase one represents approximately 800,000 paying subscribers and is expected to close following further due diligence and execution of definitive agreements (as well as certain governmental approvals) within 30 days. Phase two represents an additional 800,000 paying subscribers and is pending further due diligence and execution of definitive agreements. Financial terms of the proposed transaction include support obligations of China Cablecom regarding the joint venture due upon completion of phase one and phase two, respectively. China Cablecom anticipates providing further details on this proposed transaction in the coming weeks upon execution of the definitive implementing agreements.

"The joint venture with Hubei Broadcasting acquisition will propel China Cablecom into another top 10 TV province in China and dramatically accelerates its growth plans," says Clive Ng, founder and Executive Chairman of China Cablecom. "After consummation of both phases of the joint venture with Hubei Broadcasting, China Cablecom will have 2.0 million subscribers and growing, which allows us to embark on our vision of providing value-added services and content to a network-wide platform."

To assist in securing its acquisition of Hubei Broadcasting, China Cablecom also announced the consummation of a convertible debt financing with current and new investors involving the issuance of $43.175 million principal amount at maturity of 9.99% secured convertible notes and approximately 1.525 million ordinary shares. Interest was prepaid at closing, resulting in net proceeds (excluding existing investors who reinvested principal and interest repayments in the new issuance) to China Cablecom of approximately $25.8 million. Chardan Capital Markets, LLC, Lazard Frères & Co. LLC, and Roth Capital Partners, LLC acted as co-placement agents. For more detailed information on the financing referred to in this release, reference is made to the Company's Form 8-K filing with the Securities and Exchange Commission and related Exhibits thereto.

The securities issued in the private placement have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States except pursuant to an effective registration statement filed with the Securities and Exchange Commission or pursuant to an applicable exemption from the relevant registration requirements.

About China Cablecom Holdings

China Cablecom Holdings is a joint-venture provider of cable television services in the People's Republic of China, operating in partnership with a local state-owned enterprise ("SOE") authorized by the PRC government to control the distribution of cable TV services. China Cablecom originally acquired operating rights of the network it currently operates in Binzhou, Shandong Province in September 2007 by entering into a series of asset purchase and services agreements with a company organized by SOEs owned directly or indirectly by local branches of SARFT in five different municipalities to serve as a holding company of the relevant businesses. Binzhou Broadcasting operates a cable network with approximately 411,246 paying subscribers as of December 31, 2007. China Cablecom Holdings' strategy is to replicate the acquisition by operating partnership models in other municipalities in Shandong Province in the PRC and then introducing operating efficiencies and increasing service offerings in the networks it operates.

Safe Harbor Statement

The matters discussed in this press release contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this presentation and in the Company's other written and oral reports are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. Any forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and developments in the industry may differ materially from those made in or suggested by the forward-looking statements contained herein. These forward-looking statements are subject to numerous risks, uncertainties and assumptions. The forward-looking statements herein speak only as of the date stated herein and might not occur in light of these risks, uncertainties, and assumptions. China Cablecom Holdings undertakes no obligation and disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider these factors as well as the additional risk factors outlined in the filings that China Cablecom Holdings makes with the U.S. Securities and Exchange Commission, including the Registration Statement on Form S-4 filed on March 21, 2008.

Contact:

Investor Relations
HC International, Inc.
Ted Haberfield
Executive VP
Phone: +1-760-755-2716
E-mail: mailto:thaberfield@HCInternational.netthaberfield@HCInternational.net

China Cablecom Holdings, Ltd.
 http://www.chinacablecom.net/http://www.chinacablecom.net

CONTACT:
Colin Sung
(+86 21 6407 9731)
Email: mailto:colin@chinacablecom.netcolin@chinacablecom.net

Source: China Cablecom Holdings, Ltd.